Exhibit 10.14

KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of September, 2014 by and among AnchorBank, fsb, a federally chartered savings institution with its principal office in Madison, Wisconsin (the “Bank”), Anchor Bancorp Wisconsin Inc., a Delaware corporation and the holding company of the Bank (the “Company”), and Mark D. Timmerman (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is employed by the Company, the Bank and/or a subsidiary of the Company (hereinafter referred to collectively as the “Employer”) in a key executive capacity and the Executive’s services are valuable to the conduct of the business of the Employer;

WHEREAS, the Employer desires to continue to attract and retain dedicated and skilled management employees in a period of industry consolidation, consistent with achieving the best possible value for its shareholders in any change in control of the Employer;

WHEREAS, the Employer recognizes that circumstances may arise in which a change in control of the Employer occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for the Executive to remain focused on the Employer’s business and for the necessary continuity in management prior to and following a change in control, and the Executive’s reasonable personal concerns regarding future employment with the Employer and economic protection in the event of loss of employment as a consequence of a change in control;

WHEREAS, the Employer and the Executive are desirous that any proposal for a change in control or acquisition of the Employer will be considered by the Executive objectively and with reference only to the best interests of the Employer and its shareholders;

WHEREAS, the Executive will be in a better position to consider the Employer’s best interests if the Executive is afforded reasonable economic security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition;

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Employer and has acquired certain confidential information and data with respect to the Employer;

WHEREAS, the Employer desires to insure, insofar as possible, that it will continue to have the benefit of the Executive’s services and to protect its confidential information and goodwill; and

WHEREAS, the Employer and the Executive desire to specify the terms and conditions under which the Executive will receive severance and related benefits in the event that the Executive separates from service with the Employer under the circumstances described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Definitions.

(a) 409A Affiliate. The term “409A Affiliate” means each entity that is required to be included in the Employer’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Employer within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(b) Accrued Benefits. The Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) notwithstanding any provision of any bonus or incentive compensation plan applicable to the Executive, but subject to any irrevocable deferral election then in effect, a lump sum amount, in cash, equal to the sum of (A) any bonus or incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the Termination Date but has not yet been paid (pursuant to Section 5(f) or otherwise) and (B) a pro rata portion to the Termination Date of the aggregate value of all contingent bonus or incentive compensation awards to the Executive for all uncompleted periods under the plan calculated as to each such award as if the Goals with respect to such bonus or incentive compensation award had been attained reduced by any amounts paid to the Executive pursuant to Section(b)(iii) and Section 3(b)(iv) under the plan for the fiscal year in which the Termination Date occurs; and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled on the Termination Date as compensatory fringe benefits or under the terms of any benefit plan of the Employer, excluding severance payments under any Employer severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Employer’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits; provided that payments pursuant to clause (iv)(B) shall be paid on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, unless the Executive’s Separation from Service is due to death, in which event such payment shall be made within ninety (90) days of the date of Executive’s death.

(c) Act. The term “Act” means the Securities Exchange Act of 1934, as amended.

(d) Affiliate and Associate. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.

(e) Annual Cash Compensation. The term “Annual Cash Compensation” shall mean the sum of (i) the Executive’s Annual Base Salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (ii) an amount equal to the greater of the Executive’s annual incentive target bonus for the fiscal year in which the Termination Date occurs or the annual incentive bonus the Executive received for the fiscal year prior to the Change in Control of the Company.

(f) Cause. “Cause” for termination by the Employer of the Executive’s employment (i) other than in connection with a Change in Control of the Company shall be limited to the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of any employment or similar agreement between the Employer and the Executive, or (ii) in connection with a Change in Control of the Company shall be limited to (A) the engaging by the Executive in intentional conduct that the Employer establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (B) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal); or (C) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).

(g) Change in Control of the Company. A “Change in Control of the Company” shall mean a change in the ownership of the Bank or the Company, a change in the effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company, in each case as provided under Section 409A of the Code and the regulations thereunder.

(h) Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(i) Covered Termination. Subject to Section 2(b), the term “Covered Termination” means any Termination of Employment during the Employment Period where the Termination Date or, to the extent applicable, the date Notice of Termination is delivered is any date prior to the end of the Employment Period.

(j) Employment Period. Subject to Section 2(b), the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the second anniversary of such date.

(k) Good Reason. The Executive shall have “Good Reason” for termination of employment:

(i) other than in connection with a Change in Control of the Company, in the event of:

(A) any material violation by the Employer of any provision of any employment or similar agreement between the Employer and the Executive and failure to cure such violation within ten (10) days after demand by the Executive;

(B) other than for Cause, any reduction by the Employer in the Executive’s base salary then in effect or in the Executive’s bonus potential (as historically and consistently applied) that is not consistent with the manner in which the Employer has established such bonus potential as part of its past practice (but excluding any change in such items that applies to substantially all other comparable level executives of the Bank who are entitled thereto); or

(C) other than for Cause, any material adverse change, without the prior consent of the Executive, in his conditions of employment with the Employer from such conditions of employment in effect as of the date of this Agreement, including any material reduction in the nature or scope of the Executive’s title or responsibilities as in effect immediately after the date of this Agreement. Notwithstanding anything to the contrary herein, the Executive’s resignation shall not be considered to be for Good Reason unless the Executive provides written notice to the Employer of the condition constituting Good Reason within ninety (90) days of the initial existence of such condition, and the Employer fails to remedy such condition within thirty (30) days after receipt of such notice from the Executive.

(ii) in connection with a Change in Control of the Company, in the event of:

(A) any breach of this Agreement by the Employer, including specifically any breach by the Employer of the agreements contained in Section 3, Section 4, Section 5, or Section 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Employer remedies promptly after receipt of notice thereof given by the Executive;

(B) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control of the Company or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period;

(C) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Employer on the date of the Change in Control of the Company or any other positions with the Employer to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Employer of the Executive’s employment for Cause or by reason of disability pursuant to Section 12;

(D) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Employer relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control of the Company, or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period, including but not limited to (1) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (2) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Employer remedies within ten (10) days after receipt of notice thereof given by the Executive;

(E) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control of the Company;

(F) the Employer requires the Executive to travel on Employer business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control of the Company; or

(G) failure by the Employer to obtain the Agreement referred to in Section 17(a) as provided therein.

(l) Person. The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(m) Separation from Service. For purposes of this Agreement, the term “Separation from Service” means the Executive’s Termination of Employment, or if the Executive continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service from the Employer and its 409A Affiliates within the meaning of Code Section 409A. Specifically, if the Executive continues to provide services to the Employer or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(n) Termination of Employment. For purposes of this Agreement, the Executive’s termination of employment shall be presumed to occur when the Employer and Executive reasonably anticipate that no further services will be performed by the Executive for the Employer and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Employer and its 409A Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Employer and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a Termination of Employment shall be determined by the Employer in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have incurred a Separation from Service for the first 6 months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Employer for up to 29 months without causing a Termination of Employment.

(o) Termination Date. Except as otherwise provided in Section 2(b), Section 10(b), and Section 17(a), the term “Termination Date” means (i) if the Executive’s Termination of Employment is by the Executive’s death, the date of death; (ii) if the Executive’s Termination of Employment is by reason of voluntary early retirement, as agreed in writing by the Employer and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive’s Termination of Employment is, for purposes of this Agreement, by reason of disability pursuant to Section 12, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive’s Termination of Employment is by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive’s Termination of Employment is by the Employer (other than by reason of disability pursuant to Section 12) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

(A) If termination is for Cause pursuant to Section 1(f)(iii) and if the Executive has cured the conduct constituting such Cause as described by the Employer in its Notice of Termination within such 30-day or shorter period, then the Executive’s employment hereunder shall continue as if the Employer had not delivered its Notice of Termination.

(B) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Employer notifies the Executive that a dispute exists concerning the termination within the 15-day period following receipt thereof, then the Executive may elect to continue his or her employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22, (2) the date of the Executive’s death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not

delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Section 9 (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

(C) If the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date 15 days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Employer, the Employer will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

2. Term; Termination of Employment Prior to a Change in Control and Related Obligations.

(a) This Agreement shall become effective on the date first written above and shall continue until the second anniversary thereof (the “Initial Term”). Thereafter, the Agreement shall renew automatically for successive one-year renewal periods unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent term. Notwithstanding the foregoing, if a Change in Control of the Company occurs prior to the end of the Initial Term or any subsequent term, the Agreement shall be extended automatically until the end of the Employment Period. Expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement. Subject to Section 2(b), the Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company without payment of any severance or other benefits; provided that, if the employment of the Executive is terminated under circumstances described in Section 2(c), the Executive shall be entitled to the severance and other benefits described in Section 2(c) (subject to the Executive’s satisfaction of the conditions set forth therein).

(b) Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Executive’s employment with the Employer is terminated (other than a termination due to the Executive’s death or as a result of the Executive’s disability) during the period of 180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement such termination of employment shall be deemed a “Covered Termination,” “Notice of Termination” shall be deemed to have been given, and the “Employment Period” shall be deemed to have begun on the date of such termination which shall be deemed to be the “Termination Date” and the date of the Change of Control of the Company for purposes of this Agreement.

(c) If (1) the employment of the Executive is terminated by the Employer without Cause or by the Executive for Good Reason prior to a Change in Control of the Company, (2) the termination is under circumstances other than those described in Section 2(b) or Section 7(b), (3) the termination constitutes a Separation from Service and (4) the Employer is not then prohibited from providing such benefits by applicable regulations, then (x) the award of restricted common stock of the Company granted to the Executive on August 15, 2014 under the Anchor BanCorp Wisconsin Inc. 2014 Omnibus Incentive Plan shall become fully vested upon the effective date of the Executive’s termination of employment, and (y) the Executive shall be entitled to receive the following as compensation after the effective date of the Executive’s employment termination:

(i) the Executive’s base salary and benefits as accrued through the effective date of such termination, paid as and when due in the ordinary course or under the terms of the applicable benefit plan;

(ii) an amount equal to the aggregate of (x) the Executive’s then current base salary per annum and (y) the Executive’s target annual bonus payout value for the calendar year in which the Executive’s employment terminates, paid in a lump sum within thirty (30) days following such effective date; and

(iii) payment or reimbursement of monthly premiums for COBRA continuation coverage (if timely elected) for the Executive and the members of his family who are qualified beneficiaries (within the meaning of COBRA) for eighteen (18) months immediately following his employment termination date; provided, however, that if the Employer’s payment or reimbursement of the Executive’s COBRA premiums pursuant to this Subsection (iii) would result in the Employer becoming subject to an excise tax under the Code, then prior to the date such excise tax would apply, the Employer shall provide notice to the Executive and the Employer and the Executive shall negotiate in good faith to determine an alternative method of providing comparable benefits in a manner that would not subject the Employer to an excise tax.

Notwithstanding the foregoing, the Employer’s obligation to the Executive for any payments or other rights under this Subsection (c) shall (x) be subject to the Executive having executed and delivered to the Employer a release in a form reasonably satisfactory to the Employer, within twenty-one (21) days of the Executive’s employment termination date, and such release not having been revoked by the Executive (or his estate or representative), and (y) cease if the Employer notifies the Executive that the Executive is in material violation of any of the provisions of Section 2(d); provided, that the Employer’s exercise of rights pursuant to this sentence shall not limit in any manner the exercise by the Employer of any other right or remedy in respect thereof. Except as otherwise required by applicable law or as provided by this Subsection (c), the Employer shall not have any further obligation to Executive with respect to any salary, bonus, compensation, severance, payments or benefits after his employment termination date, and the Executive shall not be entitled to any other salary, bonus, compensation, severance, payments or benefits from the Employer after his employment termination date.

Notwithstanding any provision in this Subsection (c) to the contrary, if the Executive is a specified employee within the meaning of the regulations promulgated under Code Section 409A at the time the Executive’s employment terminates, then, to the extent necessary to avoid any adverse consequences to the Executive under Code Section 409A in connection with any payment required to be made hereunder to the Executive as a result of such termination of employment, any such payment that exceeds an amount equal to the lesser of (x) two times the Executive’s annual rate of pay for the prior calendar year or (y) two times the dollar limitation in effect under Code Section 401(a)(17) for the year in which such termination from employment occurs shall be paid to the Executive in a single cash lump sum on the first business day after the date that is six months following such termination of employment.

If the Executive dies after becoming entitled to benefits under this Subsection (c) but before all such benefits are received, then any remaining benefits due to the Executive at the time of the Executive’s death shall be paid to the Executive’s estate; provided that any conflicting beneficiary designations in effect under any benefit plans shall control with respect to benefits payable under such plans.

(d) If the employment of the Executive is terminated by the Employer prior to a Change in Control of the Company under circumstances other than those described in Section 2(b), then the following shall apply:

(i) Confidential Information.

(A) Non-Disclosure. The Executive acknowledges that the Bank is engaged in a highly competitive industry which draws customers primarily from the local communities both in and surrounding the locations of its corporate and branch offices throughout the State of Wisconsin. The Bank has a proprietary interest in its information, including without limitation, data and plans pertaining to marketing/strategic/business planning, pricing information, training, and personnel information, all of which are highly confidential and/or constitute trade secrets. The Executive further acknowledges that the Bank obtains and compiles, at significant expense, highly sensitive customer information, including, but not limited to, customer names, addresses, telephone numbers, social security numbers, account numbers, and asset and/or investment information, such as name, nature and amount of assets, date of transactions and other such information and that the Bank has developed and implemented comprehensive security measures to protect such information from unauthorized disclosure, which are required under federal, specifically, the Gramm Leach Bliley Statute, and implementing regulations, known as Regulation P – Privacy of Consumer Financial Information.

(B) Location of Information. The Executive acknowledges that such confidential and proprietary information is contained at the Bank’s offices, in the Bank’s computer network systems, and other electronic communication devices which the Executive may be given access.

(C) Ownership of Information. The Executive acknowledges that such confidential and proprietary information is owned and shall continue to be owned by the Bank. Except as provided in this Section 2(d), the Executive agrees:

(1) During the term of the Executive’s employment and for a period of twelve (12) months after such employment terminates, not to use such information for any purpose whatsoever or to divulge such information to any person other than the Bank or persons to whom the Bank has given its consent unless such information has already become common knowledge or unless the Executive is compelled to disclose it by governmental process;

(2) To the extent that such information constitutes information protected by the Uniform Trade Secrets Act, Section 134.90, Wis. Stats., the Executive agrees not to use or divulge such information, during the term of his employment and thereafter indefinitely, until such information is no longer protected by the foregoing statute or unless the Bank has given its consent; and

(3) To the extent that such information constitutes information protected by the Gramm Leach Bliley Statute, the Executive agrees not to use or divulge customer personal information, such as, social security numbers, account numbers, and asset and/or investment information, such as name, nature and amount of assets, date of transactions and other such information, during the term of his employment and thereafter indefinitely.

(D) Return of Documents and Information. Upon termination, all documents and information listed in Section 2(d)(i)(A) shall be returned to the Bank, unless otherwise authorized by the Bank. To the extent the property belongs to any other affiliate of the Bank, the Bank will forward the information to the affiliate.

(E) Copying. The Executive agrees not to make any copies of any trade secret or Confidential Information (as defined below) for use outside of the Bank’s office except as specifically authorized in writing by the Bank. “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which the Executive has knowledge as a result of his employment with the Bank or any of its affiliates, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable law and other confidential or proprietary technical or business information and data. However, “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure by the Executive in violation of this Agreement (or any other agreement containing confidentiality obligations on the part of the Executive).

(F) Notice. In the event that the Executive is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material relating to the Bank, the Executive shall provide the Bank with prompt notice thereof so that the Bank may seek an appropriate protective order and/or waive compliance by the Executive with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Executive is, in the opinion of counsel for the Bank or the Executive, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed.

(G) Availability of Documents to the Executive. In the event the Executive becomes the subject of any form of regulatory action or complaint relating to his period of employment by the Bank, the Executive may request access to such documents and other Bank or affiliate information as is deemed reasonably necessary by the Executive (or his counsel or representative) to the Executive’s defense of such action or complaint. The Bank shall determine, in its sole discretion, what documentation or information to make available; provided, however, that (1) no information or materials constituting “unpublished OTS information” under 12 C.F.R. Section 510.5 shall be provided under any circumstances except in compliance with the provisions thereof, and (2) the Executive and his counsel or representative must first agree to steps acceptable to the Bank (or to any successor of the Bank) to safeguard against unauthorized disclosure of the accessed information. The Executive’s right of access pursuant to this Section 2(d)(i)(G) shall survive any termination of employment regardless of cause.

(ii) Noncompetition. The Executive acknowledges that the Executive will, during the course of the Executive’s employment with the Bank, obtain or acquire knowledge of Confidential Information, which knowledge would, in the event the Executive were to become employed by or associated with a Conflicting Organization (as defined below), provide invaluable benefits to the Conflicting Organization and cause irreparable harm to the Bank. “Conflicting Organization” means any person (including the Executive as a sole proprietor) or entity engaged in or planning or attempting to become engaged in the research, development, marketing, distribution or sale of products or services that compete with products or services researched, developed, marketed, distributed or sold by the Bank or within the Bank’s actual or demonstrably anticipated research, development, expansion or business plans. For purposes of this Section 2(d)(ii) and Section 2(d)(iii), references to the “Bank” include affiliates of the Bank. To protect this and other legitimate business interests of the Bank, the Executive agrees that, while he is employed with the Bank and for a period of twelve (12) months after the last day of his employment with the Bank (regardless of the reason that such employment ceases), the Executive shall not directly or indirectly:

(A) own or control, whether as shareholder, member, partner, director or otherwise, or manage, operate, be employed or compensated by, or consult with, whether as an executive, officer, employee, consultant or otherwise, in any capacity where Confidential Information would reasonably be considered useful to, any Conflicting Organization conducting or planning to conduct business in the Territory (as defined below);

(B) undertake any action on behalf of any Conflicting Organization in any way related to the sale or marketing of products or services that compete with products or services researched, developed, assembled, produced, marketed, distributed or sold by the Bank or within the Bank’s active research, development, expansion or business plans, to any current or prospective customers of the Bank as to whom the Executive, or persons reporting to the Executive, made sales or Substantial Sales Efforts (as defined below), or provided customer support, within the twelve (12) month period preceding the last day of his employment with the Bank (regardless of the reason that such employment ceases);

(C) undertake any action on behalf of any person (including the Executive) or entity in any way related to the solicitation or encouragement of any person who served as an employee, commissioned salesperson or consultant of, or who performed similar services for, the Bank within the twelve (12) month period preceding the last day of the Executive’s employment with the Bank (regardless of the reason that such employment ceases), to leave such person’s employment, engagement or other relationship with the Bank, unless such person has been separated from his employment, engagement or other relationship with the Bank and each of its affiliates for a period of six (6) consecutive months; or

(D) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

provided, however, that the foregoing shall not prohibit the ownership of less than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. For purposes of this covenant not to complete, “Territory” means the greater Madison, Fox Valley and suburban Milwaukee regions of Wisconsin and any other region of Wisconsin in which (1) the Bank or any of its subsidiaries has direct operations or has engaged in substantial (and not isolated) marketing of its products or services and/or (2) the Bank or any of its subsidiaries, with the Executive’s involvement or under the Executive’s direction, has planned to operate a location or to engage in substantial (and not isolated) efforts to market its products or services, or has considering operating a location, in each of the cases described in subclauses (1) and (2) above, within the two (2) year period immediately preceding the Executive’s termination of employment. For purposes of this covenant not to compete, “Substantial Sales Efforts” means marketing, promotional or sales activities undertaken on behalf of the Bank in an effort to secure one or more foreseeable business opportunities with a current or prospective customer of the Bank, which activities include (x) in-person or voice communications and (y) preparation of a quotation or proposal or conduct of an on-site visit, and which activities, in the absence of any breach of this Agreement, enjoy a reasonable prospect of success. The Bank may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person or entity that purchases all or any portion of the business of the Bank. Recognizing the specialized nature of the Bank, the Executive acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

(iii) Rights to Intellectual Property.

(A) Disclosure. While the Executive is employed with the Bank and for a period of twelve (12) months after the last day of his employment with the Bank (regardless of the reason that such employment ceases), the Executive shall provide the Bank with written notice of all Inventions (as defined below). “Inventions” means all designs, discoveries, improvements, ideas and works of authorship, including novel or improved products, techniques, methods, processes, formulae, samples, prototypes, selection of materials, systems and components, product adjustments and software, whether or not patentable, trademarkable or copyrightable, that (1) relate to (a) the business of the Bank or (b) the Bank’s actual or anticipated research or development or (2) result from any work that the Executive performed for Bank. All Inventions that the Executive discloses to others or attempts to develop, sell, patent, trademark, copyright or use within twelve (12) months after the last day of his employment with the Bank (regardless of the reason that such employment ceases) shall be presumed to have been conceived during the Executive’s employment with the Bank, unless the Executive can establish clear and convincing evidence of specific facts that prove that he did not conceive the relevant Invention during the term of his employment with the Bank. Further, the Executive disclaims and shall not assert rights in any Invention as having been made, conceived or acquired prior to his employment with the Bank.

(B) Ownership; Assignment; Cooperation. All Inventions shall be the sole and exclusive property of the Bank. The Executive hereby assigns to the Bank all of his right, title and interest in and to all Inventions. During the term of the Executive’s employment with the Bank and at all times thereafter, upon request by an authorized officer of the Bank, the Executive shall fully cooperate with the Bank to vest in the Bank all of his right, title and interest in and to all Inventions and to obtain, defend and enforce the Bank’s rights in and to all Inventions. Such cooperation may include (1) reviewing, returning and executing applications, assignments, renewals, cease and desist letters or other documents, (2) testifying in suits or other proceedings and (3) taking such other actions that the Bank reasonably requests from time to time.

(C) Inventive Records. The Executive agrees to create, maintain, preserve and make available to the Bank, as part of the Bank’s property, complete and up-to-date records, including correspondence, prototypes, models and other written or tangible data, of all activity relating to Inventions.

(e) The Executive acknowledges and agrees that, except as otherwise expressly provided herein, this Agreement shall not obligate the Bank to employ or to continue to employ the Executive, nor shall termination of the Executive’s employment with the Bank release the Executive from the provisions of this Agreement. Prior to accepting any employment or other engagement with any other person or entity, including any Conflicting Organization, the Executive agrees, and the Executive authorizes the Bank, to inform such other person or entity of the existence and terms of this Agreement and to provide such other person or entity with a copy of this Agreement. Upon request by an authorized officer of the Bank, provided that such request is made prior to the expiration of the Executive’s obligations under Section 2(d)(ii), the Executive shall also obtain from each new employer or contractor that is a Conflicting Organization a written acknowledgement that the Executive will not be involved in the activities described in Section 2(d)(ii) in his capacity as an employee, consultant or contractor of such Conflicting Organization. The Executive may receive upon request a ruling from the Bank as to whether a prospective new employer or contractor is a Conflicting Organization, and the Bank shall provide a ruling based on a good faith determination within ten (10) business days of receiving the Executive’s request. The Executive shall attend an exit interview upon termination of employment with the Bank to facilitate the Executive’s compliance with the terms of this Agreement.

3. Employment Period; Vesting and Payment of Certain Benefits.

(a) If a Change in Control of the Company occurs when the Executive is employed by the Employer, the Employer will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement. Any Termination of Employment during the Employment Period, whether by the Company or the Employer, shall be deemed a termination by the Employer for purposes of this Agreement.

(b) If a Change in Control of the Company occurs when the Executive is employed by the Employer, then, to the extent then permitted under applicable regulations, (i) the Employer shall cause all restrictions on any restricted stock awards made to the Executive prior to the Change in Control of the Company to lapse such that the Executive is fully and immediately vested in the Executive’s restricted stock upon such a Change in Control of the Company; (ii) the Employer shall cause any stock options granted to the Executive prior to the Change in Control of the Company pursuant to the Company’s stock option plan(s) to be fully and immediately vested upon such a Change in Control of the Company; (iii) the Employer shall cause any performance awards granted to the Executive pursuant to any long-term incentive plan maintained by the Employer to be paid to the Executive, subject to any irrevocable deferral election then in effect, within ten (10) business days after the Change in Control of the Company, on a pro rated basis according to the portion of the performance period that has elapsed through the date of the Change in Control of the Company as if all performance or incentive requirements had been satisfied at the target level (or such higher level as would have been achieved if performance through the date of the Change in Control of the Company had continued through the end of the performance period); and (iv) the Employer shall pay to the Executive within ten (10) business days after the Change in Control of the Company an amount equal to the Executive’s annual incentive target bonus for the fiscal year in which the Change in Control of the Company occurs, subject to any irrevocable deferral election then in effect.

4. Duties. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Employer and the Executive in writing, devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.

5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

(a) The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than twelve times the Executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Change in Control of the Company occurs or, if higher, annual base salary at the rate in effect immediately prior to the Change in Control of the Company (which base salary shall, unless otherwise agreed in writing by the Executive or subject to any irrevocable deferral election then in effect, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).

(b) The Executive shall receive fringe benefits at least equal in value to the highest value of such benefits provided for the Executive at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Executive, those provided generally at any time during the Employment Period to any executives of the Employer of comparable status and position to the Executive; and shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Executive that were in effect at any time during the 180-day period immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer, including travel expenses.

(c) The Executive and/or the Executive’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan at any time during the 180-day period immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Employer’s salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Employer of the type referred to in this Section 5(c) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company and (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Section 5(c) provided at any time after the Change in Control of the Company to any executive of the Employer of comparable status and position to the Executive.

(d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the highest number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Employer of comparable status and position to the Executive at any time during the Employment Period.

(e) The Executive shall be included in all plans providing additional benefits to executives of the Employer of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, Exec-U-Care and similar or comparable plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans be less than the highest aggregate level of benefits under plans of the Employer of the type referred to in this Section 5(e) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company; (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate levels of benefits under plans of the type referred to in this Section 5(e) provided at any time after the Change in Control of the Company to any executive of the Employer comparable in status and position to the Executive; and (iii) the Employer’s obligation to include the Executive in bonus or incentive compensation plans shall be determined by Section 5(f).

(f) To assure that the Executive will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Executive shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the “Bonus Plan”). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Employer as the Employer shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the most attainable goals under the Employer’s bonus plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company (whether one or more, the “Company Bonus Plan”) and in view of the Employer’s existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under the Bonus Plan shall be no less than 200% of the Executive’s target award provided in such Company Bonus Plan (such bonus amount herein referred to as the “Targeted Bonus”), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including the Executive’s Termination of Employment.

6. Annual Compensation Adjustments. During the Employment Period, the Board of Directors of the Employer (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Employer, and in accordance with the Employer’s practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive’s Annual Base Salary, at least annually, (a) commensurate with increases generally given to other executives of the Employer of comparable status and position to the Executive, and (b) as the scope of the Employer’s operations or the Executive’s duties expand.

7. Termination For Cause or Without Good Reason or Suspension or Termination Required by the OCC or FDIC.

(a) If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his or her employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 13), then the Executive shall be entitled to receive only Accrued Benefits.

(b) Notwithstanding anything to the contrary herein:

(A) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3), or Section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(3) and (g)(l)], the Employer’s obligations under this Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall (A) pay the Executive all of the compensation withheld while its obligations under this Agreement were suspended, and (B) reinstate such obligations as were suspended.

(B) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(4) or (g)(1)], all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(C) If the Employer is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Executive.

(D) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the Employer’s continued operations (i) by the Comptroller of the Currency (the “Comptroller”), or the Comptroller’s designee at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act or (ii) by the Comptroller or the Comptroller’s designee, at the time it approves a supervisory merger to resolve problems related to operation of the Employer or when the Employer is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

In the event that 12 C.F.R. § 163.39, or any successor regulation, is repealed, this Section 7(b) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. § 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (i) the amended or modified provision is required to be included in this Agreement; or (ii) if not so required, the Executive requests that this Agreement be so revised.

8. Termination Giving Rise to a Termination Payment. If there is a Covered Termination (i) by the Executive for Good Reason, (ii) by the Employer other than by reason of (A) death, (B) disability pursuant to Section 12, or (C) Cause (any such terminations to be subject to the procedures set forth in Section 13) or (iii) pursuant to Section 7(b), then, to the extent the Employer is not then prohibited by applicable regulations from providing such amounts, the Executive shall be entitled to receive, and the Employer shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Section 14(a), the Termination Payment pursuant to Section 9(a).

9. Payments Upon Termination.

(a) Termination Payment. The “Termination Payment” shall be an amount equal to the Annual Cash Compensation times two (2). The Termination Payment shall be paid to the Executive in cash equivalent on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, without interest thereon; provided that, if on the date of the Executive’s Separation from Service, neither the Employer nor any other entity that is considered a “service recipient” with respect to the Executive within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise, then the Termination Payment shall be paid to the Executive in cash equivalent within ten (10) business days after the Termination Date. Notwithstanding the foregoing, in the event the Executive’s Termination Date is pursuant to Section 2(b), the Termination Payment shall be paid within ten (10) business days after the date of the Change in Control of the Company (as defined without reference to Section 2(b)), without interest. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Employer severance policy, practice or agreement.

(b) Parachute Payment Application.

(i) Notwithstanding any other provision of this Agreement, if any payment under this Agreement, or under any other agreement with or plan of the Employer or its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” (as defined below) and would, but for this Section 9(b)(i), result in the imposition on the Executive of an excise tax (the “Excise Tax”) under Code Section 4999, then the Total Payments to be made to the Executive shall either be (A) delivered in full, or (B) delivered in an amount equal to one dollar ($1.00) less than the amount that would result in any portion of such Total Payment becoming subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(ii) Within forty (40) days following notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Employer, at the Employer’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Employer’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Employer), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of the Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to this Section 9(b) and (D) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 9(b)(i)(B) or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Employer and the Executive and shall be binding upon the Employer and the Executive. If such National Tax Counsel opinion determines that Section 9(b)(i)(B) applies, then the payments hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(iii) For purposes of this Agreement: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein. Present economic value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4); (B) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (C) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Employer’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Employer and the Executive; and (D) Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the payments or benefits are accrued), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(iv) If such National Tax Counsel so requests in connection with the opinion required by this Section 9(b), the Executive and the Employer shall obtain, at the Employer’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.

(v) The Employer agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(vi) This Section 9(b) shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 9(b) shall be cancelled without further effect.

(c) Additional Benefits. If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Employer shall provide to the Executive the following additional benefits:

(i) The Executive shall receive until the end of the first (1st) calendar year following the calendar year in which the Executive’s Separation from Service occurs, at the expense of the Employer, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Employer immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the Executive’s Termination of Employment), provided by a nationally recognized executive placement firm selected by the Employer; provided that the cost to the Employer of such services shall not exceed five (5)% of the Executive’s Annual Base Salary.

(ii) Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Employer, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given, subject to the following:

(A) Following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Employer shall amend such health plan to comply therewith.

(B) During the first six months following the Executive’s Separation from Service, the Executive shall pay the Employer for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy. After the end of such six month period, the Employer shall make a cash equivalent payment to the Employer equal to the aggregate premiums paid by the Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Employer for the remainder of the period as set forth above; provided that this clause (B) shall cease to apply if on the date of the Executive’s Separation from Service, neither the Employer nor any other entity that is considered a “service recipient” with respect to the Executive within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise.

If the Executive is entitled to the Termination Payment pursuant to Section 2(b), then within ten (10) days following the Change in Control of the Company (determined without regard to Section 2(b)), the Employer shall reimburse the Executive for any COBRA premiums the Executive paid for his or her hospitalization, medical and dental coverage under COBRA from the Executive’s Termination Date through the date of the Change in Control of the Company (determined without regard to Section 2(b)).

(iii) The Employer shall bear up to $10,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under this Section 9.

(iv) The Employer shall cause the Executive to be fully and immediately vested in any benefits under the Employer’s retirement plans that include vesting provisions to the extent permitted without jeopardizing the tax-qualified status or legal compliance of such plans (the “Plans”) (to the extent the Executive participates in the Plans) and in any nonqualified defined contribution retirement plan of the Employer.

10. Death.

(a) Except as provided in Section 10(b), in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.

(b) In the event the Executive dies after a Notice of Termination is given (i) by the Employer or (ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived, except that the Termination Payment shall be paid within 90 days following the date of the Executive’s death, without interest thereon. For purposes of this Section 10(b), the Termination Date shall be the earlier of 30 days following the giving of the Notice of Termination or one day prior to the end of the Employment Period.

11. Retirement. If, during the Employment Period, the Executive and the Employer shall execute an agreement providing for the early retirement of the Executive from the Employer, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Employer, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive’s employment is terminated by the Executive for Good Reason or by the Employer other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 8.

12. Termination for Disability. If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within 30 days after the Employer notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Employer may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13. If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall receive Accrued Benefits through the Termination Date and shall remain eligible for all benefits provided by any long term disability programs of the Employer in effect at the time of such termination.

13. Termination Notice and Procedure. Any Covered Termination by the Employer or the Executive (other than a termination of the Executive’s employment that is a Covered Termination by virtue of Section 2(b)) shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice of Termination is given by the Employer, and to the Employer, if such Notice of Termination is given by the Executive, all in accordance with the following procedures and those set forth in Section 24:

(a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b) Any Notice of Termination by the Employer shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Employer (or any successor corporation) then in office.

(c) If the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder on or after the date fifteen days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Employer, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.

(d) The Executive shall have thirty days, or such longer period as the Employer may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Section 1(f)(iii).

(e) The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 24 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within 15 days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Employer for Cause is curable, then such period shall be 30 days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

14. Further Obligations of the Executive.

(a) Competition. The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to Accrued Benefits and the Termination Payment, the Executive shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Employer’s Board of Directors, (i) solicit for employment an employee of the Employer or its subsidiaries or (ii) participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Employer or its subsidiaries, where such enterprise’s revenues from any competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 14(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

(b) Confidentiality. During and following the Executive’s employment by the Employer, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Employer, except to the extent authorized in writing by the Board of Directors of the Employer or required by any court or administrative agency, other than to an employee of the Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Employer. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Employer. All records, files, documents and materials, or copies thereof, relating to the business of the Employer which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Employer and shall be promptly returned to the Employer upon termination of employment with the Employer.

15. Expenses and Interest. If, after a Change in Control of the Company, (a) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Employer shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by U.S. Bank National Association, Minneapolis, Minnesota, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefore (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Employer shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Employer, the Executive’s reasonable Expenses.

16. Payment Obligations Absolute. The Employer’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Employer may have against him or anyone else. Except as provided in Section 15, all amounts payable by the Employer hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Employer shall be final, and the Employer will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

17. Successors.

(a) If the Employer sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Employer merges into or consolidates or otherwise combines (where the Employer does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Employer shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Employer shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Employer. Failure of the Employer to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Employer and of assumption and agreement by such Person, as used in this Agreement, “Employer” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Executive shall, in his or her discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Employer and the Employer (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Section 17(a), this Agreement shall not be assignable by the Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Employer.

(b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 3, 7, 8, 9, 10, 11, 12 and 15 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Employer, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Executive’s death.

18. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

19. Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall supersede in all respects, and the Executive hereby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter. This Agreement may not be amended or modified at any time except by written instrument executed by the Company, the Bank and the Executive.

20. Withholding. The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Employer may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly. The Employer shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

21. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and authorized representatives of the Company and the Bank.

22. Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party stipulates that any dispute or disagreement between the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal or state courts located in the State of Wisconsin, and each party consents to personal and subject matter jurisdiction and venue in such courts and waive and relinquish all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. Each party waives any right to trial by jury with respect to any such dispute or disagreement. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

23. Additional Section 409A Provisions. (a) If, after the date of a Change in Control of the Company, any payment amount or the value of any benefit under this Agreement is required to be included in the Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Executives income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b) The Employer and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. The Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Section 409A of the Code.

(c) If the Executive believes he or she is entitled to a payment or benefit pursuant to the terms of this Agreement that was not timely paid or provided, and such payment or benefit is considered deferred compensation subject to the requirements of Section 409A of the Code, the Executive acknowledges that to avoid an additional tax on such payment or benefit pursuant to the provisions of Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect such payment or benefit no later than 90 days after the latest date upon which the payment could have been timely made or benefit timely provided without violating Section 409A of the Code, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

24. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company or the Bank, to Anchor Bancorp Wisconsin Inc., 25 West Main Street, Madison, Wisconsin 53703, Attn: Secretary, or if to the Executive, at the address reflected in the Employer’s records, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

25. No Waiver. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

26. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANCHORBANK, FSB

By:
Name:
Title:

ANCHOR BANCORP WISCONSIN INC.

By:
Name:
Title:

EXECUTIVE

Mark D. Timmerman

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